Exhibit 3.01

AMENDMENT NO. 2

TO

BYLAWS

OF

MONARCH CASINO & RESORT, INC.

Article I, Section 3, is amended to read:

3.  Notice of Annual Meeting.  Notice of the annual meeting shall be delivered or given in accordance with NRS 78.370, as amended, to each stockholder entitled to vote at the meeting.

Article I, Section 6, is amended to read:

6.  Notice of Special Meetings.  Notice of a special meeting shall be delivered or given in accordance with NRS 78.370, as amended, to each stockholder entitled to vote at the meeting.  In addition to the notice of any specific matters to be considered by the stockholders at any special meeting, there may also be included in the notice a reference to the fact that other matters may be considered at the meeting.

Certificate of Secretary

The undersigned Secretary does hereby certify that the foregoing is a true and correct copy of the Amendment No. 2 to Bylaws of Monarch Casino & Resort, Inc. adopted at a meeting of the Board of Directors held on March 27, 2009.

Dated this 27th day of March, 2009.

/s/ Bob Farahi
Bob Farahi
Secretary